As filed with the Securities and Exchange Commission on April 1, 2014
Registration No. 333-02257
Registration No. 333-69217
Registration No. 333-30646
Registration No. 333-76590
Registration No. 333-142650
Registration No. 333-151138
Registration No. 333-170396

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-02257

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-69217

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-30646

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-76590

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-142650

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-151138

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-170396

UNDER
THE SECURITIES ACT OF 1933

BRE PROPERTIES, INC.
(BEX Portfolio, LLC as successor by merger to BRE Properties, Inc.)
(Exact name of registrant as specified in its charter)

Delaware	94-1722214
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o BEX Portfolio, LLC 925 East Meadow Drive, Palo Alto, California (Address of principal executive offices)	94303 (Zip Code)

Registrant’s telephone number, including area code: (650) 494-3700

BRE Amended and Restated Non-Employee Director Stock Option Plan
Assumed Real Estate Investment Trust of California 1991 Stock Option Plan
Amended and Restated 1992 Employee Stock Plan
Amended and Restated Non-Employee Director Stock Option Plan
           Consultant Stock Option Dated March 2, 1998
Non-Employee Director Stock Option and Restricted Stock Plan, as Amended
Amended and Restated 1999 BRE Stock Incentive Plan

Michael T. Dance
Executive Vice President and Chief Financial Officer
925 East Meadow Drive
Palo Alto, California 94303
(650) 494-3700
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process for  BEX Portfolio, LLC, as successor by merger to BRE Properties, Inc.)

Copies to:
Gilbert G. Menna, Esq.
John T. Haggerty, Esq.
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Tel: (212) 813-8800
Fax: (212) 355-3333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of BRE Properties, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-02257, registering 400,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), under the Amended and Restated Non-Employee Director Stock Option Plan and 190,950 shares of Common Stock under the Assumed Real Estate Investment Trust of California 1991 Stock Option Plan;

•	Registration Statement No. 333-69217, registering 1,000,000 shares of Common Stock under the Amended and Restated 1992 Employee Stock Plan, 750,000 shares of Common Stock under the Amended and Restated Non-Employee Director Stock Option Plan and 24,000 shares under the Consultant Stock Option dated March 2, 1998;

•	Registration Statement No. 333-30646, registering 2,000,000 shares of Common Stock under the 1999 BRE Stock Incentive Plan;

•	Registration Statement No. 333-76590, registering 1,500,000 shares of Common Stock under the 1999 BRE Stock Incentive Plan, as Amended;

•	Registration Statement No. 333-142650, registering 1,100,000 shares of Common Stock under the Non-Employee Director Stock Option and Restricted Stock Plan, as amended;

•	Registration Statement No. 333-151138, registering 1,000,000 shares of Common Stock under the Amended and Restated 1999 BRE Stock Incentive Plan; and

•	Registration Statement No. 333-170396, registering 750,000 shares of Common Stock under the Amended and Restated 1999 BRE Stock Incentive Plan.

On April 1, 2014, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 19, 2013, by and among the Company, Essex Property Trust, Inc., a Maryland corporation (“Essex”), and BEX Portfolio, Inc. (formerly known as Bronco Acquisition Sub, Inc.), a Delaware corporation and a direct wholly owned subsidiary of Essex (“Merger Sub”), the Company merged with and into Merger Sub (the “BRE Merger”) and the separate corporate existence of the Company thereupon ended.  Also on April 1, 2014, following the BRE Merger, Merger Sub merged with and into BEX Portfolio, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Essex Portfolio, L.P.

As a result of the merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, State of California, on this 1st day of April, 2014.

BEX PORTFOLIO, LLC

By:	Essex Portfolio, L.P., its sole member

By:	Essex Property Trust, Inc., its general partner

By:	/s/ Michael T. Dance
Michael T. Dance
Executive Vice President and Chief Financial Officer